JOINT FILER INFORMATION

Name: Frost Nevada Investments Trust

Address:
4400 Biscayne Blvd.
Miami, FL  33137

Designated Filer: Phillip Frost, M.D.

Issuer Name and Ticker Symbol: OPKO Health, Inc. (OPK)

Date of Earliest Transaction: May 25, 2018

Relationship to Issuer: 10% Owner

FROST NEVADA INVESTMENTS TRUST

 By: /s/ Phillip Frost, M.D., as Trustee
 Phillip Frost, M.D., Trustee